Exhibit 10.17

CERTAIN CONFIDENTIAL INFORMATION IN THIS DOCUMENT, MARKED BY [***],

HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

DATED THIS 3RD DAY OF MARCH 2024

BETWEEN

YANG YONGPENG

AND

ALPS GLOBAL HOLDING BERHAD

PATENT LICENSE AGREEMENT

This Patent License Agreement (“Agreement”) is made on the 3rd day of March 2024

BETWEEN

1.	YANG YONGPENG (People’s Republic of China Passport No.: [***]) (hereinafter referred to as “Licensor”) of the first part;

AND

2.	ALPS GLOBAL HOLDING BERHAD (Registration No. 201701012867 (1227032-V)), a company validly incorporated under the laws of Malaysia with its address at The ICON, East Wing Tower, Level 18-01 & 18-02, No.1, Jalan 1/68F, Off Jalan Tun Razak, 50400 Kuala Lumpur (hereinafter referred to as “Licensee”) of the other part,

(The Licensor and the Licensee are hereinafter referred to collectively as the “Parties” and individually as a “Party”),

RECITALS:

A.	The Licensor owns all rights, title, and interest in and to the Licensed Patent (as defined hereinafter).

B.	The Licensor desires to grant and the Licensee desires to obtain certain license rights under the Licensed Patent, upon the terms and conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires, the following words and expressions shall bear the following meanings:

“Affiliate”

means in relation to a person or entity (“Person”), any person or entity which is directly or indirectly Controlled by the Person, which Controls the Person or which is Controlled by a person or entity that Controls the Person and shall include another member of the group of which such Person is a member, and the term “Affiliates” shall be construed accordingly.

For the purposes of this definition, “Control” means the power of a person to secure, directly or indirectly, (whether by holding of shares, possession of voting rights or by virtue of any other power conferred by its constitution, a partnership deed or other documents regulating another person or otherwise) that affairs of such other corporation are conducted in accordance with its wishes and “Controlled” and “Controls” shall be construed accordingly;

“Applicable Law”	means, with respect to any person, any and all applicable constitutions, treaties, statutes, laws, by-laws, regulations, ordinances, codes, rules and rulings to which such person is subject;

“Business Days”	means a day except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled) on which commercial banks are open for business in Kuala Lumpur, Malaysia, and “Business Days” shall be construed accordingly;

“Copyrights”	mean all copyrights, and all right, title and interest in all copyrights, copyright registrations and applications for copyright registration, certificates of copyright and copyrighted interests throughout the world, and all right, title and interest in related applications and registrations throughout the world;

“Effective Date”	means 3 March 2024;

“Governmental Authority”	means any domestic or foreign government, governmental authority, court, tribunal, agency or other regulatory, administrative or judicial agency, commission or organization, and any subdivision, branch or department of any of the foregoing;

“Intellectual Property Rights”	means, collectively, Patents, Trade Secrets, Copyrights, Trademarks, moral rights, trade names, rights in trade dress, and all other intellectual property rights and proprietary rights, whether arising under the laws of Malaysia, People’s Republic of China or any other state, country or jurisdiction, including all rights or causes of action for infringement or misappropriation of any of the foregoing, in each case now existing or hereafter developed during the term of this Agreement;

“Licensed Patent”	means the patent listed in Schedule A, all divisions and continuations of these applications, all Patents issuing from these applications, divisions, and continuations, and any reissues, re-examinations, and extensions of all these Patents and the Licensed Patent;

“Licensed Processes”	means processes, which in the course of being practiced, would be within the scope of one or more claims of the Licensed Patent that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction;

“Licensed Products”	means tangible materials, which in the course of manufacture, use, sale, or importation, would be within the scope of one or more claims of the Licensed Patent that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction;

“Patents”	mean all patent rights and all right, title and interest in all letters patent or equivalent rights and applications, including any reissue, extension, division, continuation, or continuation-in-part applications throughout the world; and

“Trade Secrets”	mean all right, title and interest in all trade secrets and trade secret rights arising under the laws of any jurisdiction.

1.2	Interpretation

In this Agreement, unless there is something in the subject or context inconsistent with such construction or unless it is otherwise expressly provided: -

(a)	recitals, headings and underlining are for convenience only and shall not be deemed to affect the interpretation of this Agreement;

(b)	all schedules, attachments and annexures hereto form part of this Agreement and any reference to clauses, schedules, paragraphs, annexures or appendices are references to the clauses, schedules, paragraphs, annexures or appendices in this Agreement;

(c)	words importing the singular include the plural and vice versa and words importing a gender include any gender;

(d)	words denoting persons shall include their respective heirs, personal representatives, successors-in-title or permitted assigns, as the case may be;

(e)	an expression importing a natural person includes any corporation or other body corporate, partnership, association, public authority, two or more persons having a joint or common interest, or any other legal or commercial entity or undertaking;

(f)	a reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended or re-enacted and shall include all by-laws, instruments, orders, rules and regulations made thereunder;

(g)	a period of days from the occurrence of an event or the performance of any act or thing shall be deemed to exclude the day on which the event happens or the act or thing is done or to be done (and shall be reckoned from the day immediately following such event or act or thing), and if the last day of the period is not a Business Day, then the period shall include the next following day which is a Business Day;

(h)	words denoting an obligation on a Party to do an act, matter or thing include an obligation to procure that it be done, and words placing a Party under a restriction include an obligation not to permit an infringement of the restriction;

(i)	in the event there is more than one (1) Licensor, references in this Agreement to Licensor shall be a reference to each such Licensor on a joint and several basis;

(j)	the words “hereto”, “herein”, “hereinafter”, “hereinbefore”, “hereof”, “hereunder”, and other words of similar import shall refer to this Agreement as a whole and not to any particular provision; and

(k)	no rule of construction shall apply to the detriment of either Party by reason of that Party having control and/or was responsible for the preparation of this Agreement or any part thereof.

2.	GRANT OF LICENSE

2.1	License

Subject to the terms and conditions of this Agreement, in consideration of the Licensee paying the sum of [***] to the Licensor (the receipt of which the Licensor hereby acknowledges), the Licensor hereby grants to Licensee and its Affiliates, an exclusive, royalty-free and non-transferable right and license under the Licensed Patent, to (i) exploit, use, license and sublicense the Licensed Patent and Licensed Processes, and (ii) develop, produce, manufacture, market, sell, import and distribute the Licensed Products and practice the Licensed Processes under the Licensed Patent.

2.2	Sublicensing

The Licensee shall have the right to sublicense any part of the rights granted herein to third parties (“Sublicensee”) with prior notice to the Licensor (“Sublicense”). The terms of the Sublicense shall be determined by the Licensee, subject always that it shall not adversely affect the rights of the Licensor under this Agreement. Any agreement granting a sublicense shall not exceed the scope and rights granted Licensee hereunder.

3.	THE LICENSED PATENT

3.1	Ownership of the Licensed Patent

Subject to Clause 3.2 of this Agreement, the Licensee acknowledges and agrees that the Licensor is and shall remain the sole owner of all right, title and interest in and to the Licensed Patent. All use of the Licensed Patent by the Licensee shall inure to the benefit of the Licensor for purposes of patent ownership, registration, maintenance and enforcement.

3.2	Ownership of the Enhancements of a Licensed Patent

(a)	The Licensor hereby acknowledges and agrees that the Licensee shall be the sole owner of all right, title and interest in any improvements, revisions or enhancements to, modifications of or derivative works from any Licensed Patent invented, conceived, created, developed or authored by or on behalf of Licensee or any party authorised by the Licensee, including, without limitation, all Intellectual Property Rights therein or thereto throughout the world (collectively, “Enhancement”), subject in each case to the Licensor’s ownership of all underlying Licensed Patent. Enhancement shall also include all new inventions, discoveries, or Intellectual Property Rights that are primarily based on, derived from, or incorporate any part of the Licensed Patent, or that are developed using knowledge or technology obtained during the performance of this Agreement.

(b)	The Licensee and/or its Affiliates shall be entitled to file any patent application in any jurisdiction based in whole or in part on any Enhancement, or to make any other disclosure or take any other action with respect to any Enhancement that could result in the loss of any trade secret protection available to such Enhancement or otherwise cause such Enhancement not to be confidential and/or to take any such action to deal with the Enhancement, on such terms the Licensee deems fit (any such filing, disclosure or action, a “Disclosure Action”). The Licensee may, prior to taking such Disclosure Action, provide the Licensor with written notice of the Disclosure Action the Licensee desires to make.

3.3	The Licensor hereby covenants that it will refrain from commencing any and all claims that the Licensor now has or may have had prior to the Effective Date against the Licensee for the Licensee’s infringement on the Licensed Patent. This covenant not to sue shall not in any way, either directly, indirectly, or by operation of law, be construed to affect or vitiate any claims arising under this Agreement or operate to release, limit, or reduce the liability of any third party for or from any claims or causes of action, including but not limited to patent infringement.

4.	INFRINGEMENT AND PATENT ENFORCEMENT

4.1	The Licensor and the Licensee agree to notify each other promptly of each infringement or possible infringement of the Licensed Patent, as well as, any facts which may affect the validity, scope, or enforceability of the Licensed Patent of which either Party becomes aware.

4.2	During the term of this Agreement, the Licensor shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the Licensed Patent and, in furtherance of such right, the Licensee hereby agrees that the Licensor may include the Licensee as a party plaintiff in any such suit, without expense to the Licensee. The total cost of any such infringement action commenced or defended solely by the Licensor shall be borne by the Licensor and the Licensor shall keep any recovery or damages for past infringement derived therefrom.

4.3	If within six (6) months after having been notified of any alleged infringement, the Licensor shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if the Licensor shall notify the Licensee at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, the Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Licensed Patent, and the Licensee may, for such purposes, use the name of the Licensor as party plaintiff; provided, however, that such right to bring such an infringement action shall remain in effect only for so long as the license granted herein remains exclusive.

4.4	In the event that a declaratory judgment action alleging invalidity or non-infringement of the Licensed Patent shall be brought against the Licensee, the Licensor shall, within thirty (30) days after commencement of such action, to intervene and take over the sole defence of the action at its own expense.

5.	WARRANTIES AND REPRESENTATIONS

5.1	The Licensor hereby represents, undertakes and warrants to the Licensee that: -

(a)	the Licensor is the owner of the entire right, title and interest in and to the Licensed Patent and has the right to grant licenses hereunder;

(b)	the Licensor has not knowingly granted and will not knowingly grant licenses or other rights to the Licensed Patent that are in conflict with the terms and conditions in this Agreement, Applicable Laws and/or such other agreements entered by the Licensor. For the avoidance of doubt, the Licensor shall not be entitled to part with, assign, license and/or in any way deal with the Licensed Patent with any third party other than the Licensee, subject always that this shall be without derogation to the right of the Licensor to use the Licensed Patent for its own use;

(c)	the Licensor has the power and authority to execute, deliver and perform the terms and provisions of this Agreement and will continue to have such power and authority to execute and perform its obligations under this Agreement;

(d)	all necessary action has been taken to authorise its execution, delivery and performance of this Agreement;

(e)	this Agreement constitutes the legal, valid and binding obligations of the Licensor enforceable against him in accordance with its terms; and

(f)	no litigation, arbitration, tax claim, dispute or administrative proceedings is presently subsisting or pending or, to his knowledge, threatened or which is likely to have a material adverse effect upon him or his ability to perform all of his obligations under this Agreement; and

(g)	the Licensor has not and will not enter into any agreement or understanding, oral or written, and will not do anything, which would in any way be inconsistent with this Agreement.

5.2	The Licensor acknowledges and agrees that the Licensee has entered into this Agreement in reliance upon, inter alia, the representations and warranties set out in this Clause and breach of the terms of this Clause shall be considered as material breach.

5.3	Without prejudice to any other rights or remedies of the Licensee under this Agreement, the Licensor hereby covenants with the Licensee to indemnify the Licensee, its Affiliates and/or its Sublicensee (“Indemnitees”) against all direct and actual losses, damages and costs and expenses that shall have directly suffered, incurred or sustained by the Indemnitees in consequence of any breach of the above warranties by the Licensor.

6.	TERM AND TERMINATION

6.1	Unless otherwise mutually agreed upon by the Parties, the term of this Agreement is for the life and duration of the Licensed Patent from the Effective Date of this Agreement, including any renewals subsequently granted for the Licensed Patent.

6.2	The Licensee, at its sole and absolute option, may terminate this Agreement by providing the Licensor written notice of intent to terminate, which such termination effective will be ninety (90) days following receipt of such notice by Licensor.

6.3	The Licensor shall be entitled to terminate this Agreement if the Licensee becomes insolvent or makes any arrangement or composition with creditors, files a petition in winding up, has such a petition filed against the Licensee.

6.4	Termination of this Agreement shall not affect the rights of the Licensee, its Affiliates and the Sublicensee (if any) to use, commercialise, sell, assign and/or in any way deal with the Licensed Products, Licensed Processes and/or the Enhancements, including any products and services covered by the Licensed Products, Licensed Processes and/or the Enhancements.

7.	CONFIDENTIALITY

Except as maybe required by law, legal processor a regulatory authority, neither Party shall disclose to any third party any of the terms or conditions of this Agreement without the prior written consent of the other, provided, however, that the Licensor or the Licensee may represent to others that the Parties have executed a license agreement with respect to the rights granted herein , and that either Party may disclose the content of this Agreement to its legal counsel or its auditors provided that such disclosure is made on a confidential basis. Either Party may also disclose the Agreement to a bank in connection with bank financing, provided that the bank first agrees in writing to maintain the confidentiality of this Agreement.

8.	MISCELLANEOUS

8.1	Notices

(a)	All notices shall be in writing and shall be served by personal delivery or A.R. registered post to the Licensee or the Licensor, as the case may be, at the addresses provided herein. Notices served by post shall be deemed to be served and received on the expiry of five (5) Business Days from the day of posting.

(b)	The Parties hereto shall promptly notify each other of any changes in the above details which shall be substituted for the above from the date of such notification.

8.2	Assignment

Except as expressly allowed or provided for under this Agreement, the Parties shall not assign or transfer the whole or any part of this Agreement or its rights, benefits, interests and/or obligations arising from this Agreement without the prior written consent of the other Party.

8.3	Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same document.

8.4	Costs

Unless otherwise agreed in writing by the Parties, each Party shall bear its own costs and expenses incurred in relation to the entry into, execution and performance of this Agreement.

8.5	Amendments, Waivers & Severability

(a)	No amendment or other variation of any term of this Agreement shall be binding unless the same is duly effected by an instrument in writing signed by the Licensor and the Licensee and expressed to be for the purpose of such amendment.

(b)	No delay or failure by the Licensee to exercise or enforce at any time any right or provision of this Agreement shall affect its right to require performance of any other provision herein unless and until such performance has been waived by the Agreement in writing. Each right of the Agreement or any other document in this connection shall be cumulative and may be exercised from time to time. Any waiver by the Agreement of any breach of this Agreement or any other document in this connection shall not be deemed to be a waiver of any prior or subsequent breach thereof. No single waiver shall constitute a continuing or subsequent waiver.

(c)	If any provision of this Agreement or part thereof is rendered void, illegal or unenforceable in any respect under the law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.6	Governing Law and Dispute Resolution

(a)	The Parties agree to the validity and interpretation of this Agreement and the legal relationship of the parties shall be governed by and shall be construed in accordance with the laws of Malaysia.

(b)	The Parties agree to use their best efforts to handle all disputes, claims or controversies arising under, out of, or in connection with this Agreement in good faith and in an expeditious and cost-effective manner. The Parties shall first attempt to resolve any dispute amicably between themselves within forty five (45) days of a request by either Party for such a meeting (“Settlement Period”).

(c)	If the Parties fail to resolve such dispute within the Settlement Period, the disputes shall be finally settled by arbitration administered by the Asian International Arbitration Centre (“AIAC”) under the AIAC Arbitration Rules (“AIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this clause. The seat of arbitration shall be Malaysia. There shall be one arbitrator. The arbitration proceedings shall be conducted in English. The law of this arbitration clause shall be Malaysia law.

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Schedule A

Licensed Patent

[***]

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed on the day and year first written above:

LICENSOR

Signed by	)
YANG YONGPENG	)
(People’s Republic of China Passport No.: [***]))
in the presence of:	)

/s/ Mohd Razef Bin Abdullah	/s/ Yang Yongpeng
Witness	Name:Yang Yongpeng
Name: Mohd Razef Bin Abdullah	People’s Republic of China Passport No.: [***]
NRIC / Passport No.: [***]

LICENSEE

Signed by	)
DR. THAM SENG KONG	)
For and on behalf of	)
ALPS GLOBAL HOLDING BERHAD	)
(Registration No. 201701012867)
(1227032-V)))
in the presence of:	)

/s/ Christie Elizabeth		/s/ Dr. Tham Seng Kong
Name: Christie Elizabeth		DR. THAM SENG KONG
Designation: Head of Legal Affairs		Director